GROUP VARIABLE
ANNUITY CONTRACT NO.:                 EFFECTIVE DATE:


CONTRACTHOLDER:



                       (Herein referred to as "You" or "Your")


THIS CONTRACT WAS DELIVERED IN THE State/Commonwealth of and is subject to the laws of that jurisdiction.

UNUM by this Contract agrees to provide benefits for Participants in accordance with the terms and conditions of the Contract. The entire Contract consists of the provisions on the following pages, and the Application, including any amendments, schedules, or endorsements.

IN WITNESS HEREOF, UNUM has issued this Contract at Portland, Maine on this
day of              , 19  , and caused this Contract to be in full force as of its Effective Date as set forth above.



       Corporate Secretary                                         President



                            Registrar


Non-Participating

PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
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                               TABLE OF CONTENTS


I.     CONTRACT SPECIFICATIONS

II.    DEFINITIONS

III.   CONTRIBUTIONS

IV.    GUARANTEED INTEREST DIVISION

V.     VARIABLE INVESTMENT DIVISION

VI.    TRANSFERS BETWEEN DIVISIONS AND SUB-ACCOUNTS

VII.   WITHDRAWALS AND DISTRIBUTIONS

VIII.  DEATH BENEFITS

IX.    PAYOUT ANNUITIES

X.     LOANS

XI.    DISCONTINUANCE AND TERMINATION OF CONTRACT

XII.   GENERAL PROVISIONS

                                       2
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                      ARTICLE I - CONTRACT SPECIFICATIONS

1.1 MINIMUM CONTRIBUTION AMOUNT: Your minimum annual Contribution on behalf of all Participants under this Contract shall be twenty thousand dollars ($20,000). This minimum figure is for aggregate annual Contributions, not for each Participant.

1.2    SEPARATE ACCOUNT:  VA-I

1.3    DIVISIONS AVAILABLE UNDER THIS CONTRACT:

       A.  Guaranteed Interest Division
       B.  Variable Investment Division

1.4    LIMITATIONS ON TRANSFERS AND WITHDRAWALS DURING THE ACCUMULATION
       PERIOD:

       Unlimited transfer requests may be made by a Participant each calendar year.

1.5    ANNUAL ADMINISTRATION CHARGE:

       Twenty-five dollars ($25) per Participant

       Twenty-five dollars ($25) per Participant who allocates a contribution, during the year ending on a Participation Anniversary, to any one (1) or more of the Sub-Accounts established in the Variable Investment Division.

1.6 ANNUAL MORTALITY AND EXPENSE RISK CHARGE APPLICABLE TO VARIABLE INVESTMENT DIVISION SUB-ACCOUNTS: Annual rate of one and two-tenths percent (1.20%).

1.7    LOAN SET-UP CHARGE:  Fifty dollars ($50) per loan

1.8    PLAN NAME:

1.9    EMPLOYER:

1.10 SYSTEMATIC WITHDRAWAL SET-UP CHARGE: Thirty dollars ($30.00). If the total Account balance is twenty-five thousand dollars ($25,000), or greater, such amount will be waived.

                                       3
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                            ARTICLE II - DEFINITIONS

2.1 ACCUMULATION UNIT: An accounting unit of measure used to record amounts of increases to, decreases from and accumulations in each Sub-Account during the Accumulation Period.

2.2 ACCUMULATION UNIT VALUE: The dollar value of an Accumulation Unit in each Sub-Account on any Valuation Date.

2.3 ACCUMULATION PERIOD: The period commencing on a Participant's Participation Date and terminating when the Participant's Account balance is reduced to zero, either through withdrawal(s), conversion to an annuity, imposition of charges, payment of a Death Benefit or a combination thereof.

2.4 ANNUITANT: The person receiving annuity payments under the terms of this Contract.

2.5 ANNUITY COMMENCEMENT DATE: The date on which UNUM makes the first annuity payment to the Annuitant as required by the Retired Life Certificate. This date, as well as the date each subsequent annuity payment is made, will be the first day of a calendar month.

2.6 ANNUITY CONVERSION AMOUNT: The amount of a Participant's Account applied toward the purchase of an Annuity.

2.7 ANNUITY CONVERSION FACTOR: The factor applied to the Annuity Conversion Amount in determining the dollar amount of an annuitant's annuity payments for Guaranteed Annuities or the initial payment for Variable Annuities.

2.8 ANNUITY PAYMENT CALCULATION DATE: For Guaranteed Annuities, this is the first day of a calendar month. For Variable Annuities, this is the Valuation Date ten (10) business days prior to the first day of a calendar month.

2.9 ANNUITY PERIOD: The period concurrent with or following the Accumulation Period, during which an Annuitant's annuity payments are made.

2.10 ANNUITY UNIT: An accounting unit of measure that is used in calculating the amounts of annuity payments to be made from each Sub-Account during the Annuity Period.

2.11 ANNUITY UNIT VALUE: The dollar value of an Annuity Unit in each Sub-Account on any Valuation Date.


2.12 BENEFICIARY: The person(s) designated to receive a Participant's Account balance in the event of the Participant's death during the Accumulation Period or the person(s) designated to receive any applicable remainder of an annuity in the event of the Annuitant's death during the Annuity Period.

                                       4
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2.13   BUSINESS DAY:  A day on which UNUM and the New York Stock Exchange are customarily open for business.

2.14 CERTIFICATE: An Active Life Certificate is issued to each Participant outlining the basic provisions of the Contract. A Retired Life Certificate is issued to each Annuitant outlining the basic provisions of his Annuity.

2.15 CONTRIBUTIONS: All amounts deposited by You or the Participant under this Contract including any amount transferred from another contract.

2.16 DIVISION(S): The Guaranteed Interest Division and/or the Variable Investment Division named in Section 1.3.

2.17 GENERAL ACCOUNT: All assets of UNUM other than those in the Separate Account specified in Section 1.2 or any other separate account.

2.18 GROSS WITHDRAWAL AMOUNT: The amount by which a Participant's Account is reduced when a withdrawal occurs, including any applicable Contingent Deferred Sales Charge and Annual Administration Charge.

2.19 GUARANTEED ANNUITY: An annuity for which UNUM guarantees the amount of each payment as long as the annuity is payable.

2.20 GUARANTEED INTEREST DIVISION: The Division maintained by UNUM for these and other contracts for which UNUM guarantees the principal amount and interest credited thereto, subject to any fees and charges as set forth in this Contract. Amounts allocated to the Guaranteed Interest Division are part of the General Account.

2.21   NET CONTRIBUTIONS:   The sum of all Contributions credited to a
       Participant Account less any net Withdrawal Amounts, outstanding loan (including principal and due and accrued interest) and amounts converted to a Payout Annuity.

2.22 NET WITHDRAWAL AMOUNT: The amount paid to a Participant when a withdrawal occurs.

2.23 PARTICIPANT: A person who has enrolled under this Contract and maintains a Participant's Account.


2.24 PARTICIPANT'S ACCOUNT: An account maintained for a Participant during the Accumulation Period, the total balance of which equals the Participant's Account balance in the Variable Investment Division plus the Participant's Account balance in the Guaranteed Interest Division.

2.25 PARTICIPATION ANNIVERSARY: For each Participant, a date at one year intervals from that Participant's Participation Date. If an anniversary occurs on a non-Business Day, it is treated as occurring on the next Business Day.

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2.26   PARTICIPATION DATE:  A date assigned to each Participant corresponding to the date on which the first Contribution on behalf of that Participant under this Contract is received by UNUM. A Participant will receive a new Participation Date if such Participant makes a Total Withdrawal as defined in Section 7.2 and Contributions on behalf of the Participant are resumed under any Contract.

2.27 PARTICIPATION YEAR: A period beginning with one Participation Anniversary and ending the day before the next Participation Anniversary, except for the first Participation Year that begins with the Participation Date.

2.28 PAYOUT ANNUITY: A series of payments paid under the terms of this Contract to a person. A Payout Annuity may be either a Guaranteed Annuity or a Variable Annuity.

2.29 PENDING ALLOCATION ACCOUNT: An account established under the Variable Investment Division that invests unallocated contributions in shares of a money market mutual fund. UNUM does not guarantee the principal amount or investment results.

2.30 PLAN: The Plan named in Section 1.8 that qualifies for federal tax benefits under Section 403(b) of the Internal Revenue Code of 1986 and under which this Contract is authorized.

2.31 SEPARATE ACCOUNT: The VA-I Separate Account is a group of assets segregated from UNUM's General Account whose income, gains and losses, realized or unrealized, are credited to or charged against the Separate Account without regard to other income, gains or losses of UNUM. Additional information is provided in Section 12.15.

2.32 SUB-ACCOUNT(S): An account established in the Variable Investment Division that invests in shares of a corresponding mutual fund.

2.33 UNUM: UNUM Life Insurance Company of America, at it's home office in Portland, Maine.

2.34 VALUATION DATE: A Business Day. Accumulation and Annuity Units are computed on each Valuation Date as of the close of trading on the New York Stock Exchange.

2.35 VALUATION PERIOD: A period used in measuring the investment experience of each Sub-Account. The Valuation Period begins at the close of trading on the New York Stock Exchange on one Valuation Date and ends at the corresponding time on the next Valuation Date.

2.36 VARIABLE ANNUITY: An annuity with payments that increase or decrease in accordance with the investment results of the selected Sub-Account(s).

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2.37   VARIABLE INVESTMENT DIVISION:  The Division specified in Section 1.3 that is maintained by UNUM for this and other Section 403(b) UNUM contracts for which UNUM does not guarantee the principal amount or investment results. Amounts allocated to the Variable Investment Division are part of the Separate Account.

2.38   YOU or YOUR:  The Contractholder named on the face page of this Contract.

                                       7
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                          ARTICLE III - CONTRIBUTIONS

3.1 INITIAL CONTRIBUTION: The initial Contribution for a Participant will be credited to the Participant's Account no later than two (2) Business Days after it is received by UNUM if it is preceded or accompanied by a completed enrollment form containing all the information necessary for processing the Participant's Contribution.

3.2 ALLOCATION OF CONTRIBUTIONS: Participant Contributions will be allocated to the Divisions and Sub-Accounts according to the percentages requested by the Participant. The allocation percentage can be any whole percent and may be changed on an unlimited basis per year. You or the Participant shall notify UNUM in writing in a form acceptable to UNUM or by telephone in accordance with procedures published by UNUM of such changes.

3.3 PAYMENT OF SUBSEQUENT CONTRIBUTIONS: You shall forward Contributions to UNUM specifying the amount being contributed on behalf of each Participant. You shall forward such Contributions and provide such allocation information in accordance with procedures established by UNUM. The Contributions shall be allocated among the Guaranteed Interest Division and each Sub-Account in accordance with the percentage information provided by the Participant subject to the terms of the Plan.

3.4 CHARACTERIZATION OF TRANSFER CONTRIBUTIONS: For all Contributions transferred from another Contract, UNUM must be provided with the following information in a form acceptable to UNUM:

       (a) The source of the Contributions transferred (e.g., salary reduction, employer match or post-tax Contributions). UNUM will record all such transferred amounts where no source information is provided as salary reduction Contributions.

       (b) Identification of Contributions transferred as Contributions made or earnings credited:

            (i)    prior to January 1, 1987;
            (ii)   during 1987 and 1988; or
            (iii)  subsequent to December 31, 1988.

            Amounts not so identified will be treated as attributable to period
            (iii) for purposes of Sections 7.4 and 7.5.

3.5 MAXIMUM CONTRIBUTION: Total and overall limitations on Contributions in a calendar year for a Participant are subject to the limits imposed under Sections 402(g), 403(b) and 415 of the Internal Revenue Code of 1986 (the
       Code), as it may be amended from time to time. UNUM assumes no responsibility for monitoring these limits for a Participant.

3.6 VALUATION: A Guaranteed Interest Division Contribution will be allocated as of the Business Day that UNUM receives the Contribution and UNUM will credit interest beginning with the next calendar day following the Business Day that UNUM receives the Contribution.

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       For a Variable Investment Division Sub-Account Contribution, UNUM will credit a Participant's Account with the number of Accumulation Units for each Sub-Account selected by the Participant with the number of Accumulation Units equal to the Contribution Amount divided by the Accumulation Unit Value which is next computed following UNUM's receipt of the Contribution.

3.7    ANNUAL ADMINISTRATION CHARGE:  UNUM will deduct the amount stated in
       Section 1.5 from each Participant's Account each year on the last Business Day of the month in which his Participation Anniversary occurs unless the Contractholder pays the charge in a single payment. If the Participant's Account balance is less than this amount on that day, UNUM will deduct the entire balance from his Account.

       When a Total Withdrawal of a Participant's Account, as defined in Section 7.2, occurs on a date other than the last Business Day of the month in which his Participation Anniversary occurs, UNUM will first deduct the amount stated in Section 1.5 from his Participant's Account.

       ANNUAL ADMINISTRATION CHARGE:  UNUM will deduct the amount stated in
       Section 1.5 on a pro-rata basis from the Participant's Variable Investment Division Account balance each year on the last Business Day of the month in which his Participation Anniversary occurs unless the Contractholder pays the charge in a single payment. If the Participant's Variable Investment Division Account balance is less than this amount on that day, UNUM will deduct the entire balance from his Variable Investment Division Account.

       When a Participant requests, on a date other than the last Business Day of the month in which his Participation Anniversary occurs,

          (a)  a withdrawal, or
          (b)  a transfer,

       from the Variable Investment Division, which would leave a remaining balance of less than the Annual Administration Charge defined in Section 1.5, UNUM will first deduct the amount stated in Section 1.5 from the Participant's Variable Investment Division Account balance prior to the Withdrawal or Transfer.

3.8 UNALLOCATED CONTRIBUTION: If a properly completed enrollment form has not been received for a Participant, UNUM will deposit such Contributions to the Pending Allocation Account as described in ARTICLE II-DEFINITIONS, unless such Contributions are designated to another Account in accordance with the Plan.

       UNUM will follow up with the Contractholder monthly for a period of ninety (90) days for enrollment information for Participants with deposits in the Pending Allocation Account.

       Within two (2) business days of receipt of a completed enrollment form, the Participant's Account balance in the Pending Allocation Account will be transferred to the Divisions and/or Sub-Accounts according to the percentages requested by the Participant. When the

                                       9
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       completed enrollment form is received, the Participation Date will be the date on which the first Contribution on behalf of the Participant was deposited into the Pending Allocation Account.

       If an enrollment form is not received after the ninety (90) day notice, a Participant's Account balance in the Pending Allocation Account will be refunded to the Contractholder within one hundred five (105) days of the date of the initial Contribution. Contributions received after a refund while there is still no allocation information, will be deposited to the Pending Allocation Account.

       The Pending Allocation Account will only be used for the purpose mentioned above; Participants may not direct a portion of their Contributions to this Account. Contributions deposited in the Pending Allocation Account will not be afforded the same rights as Contributions under this Contract. The following Articles and/or Sections under this Contract will not be applicable: (i) Section 3.7 ANNUAL ADMINISTRATION CHARGE, (ii) ARTICLE VI - TRANSFERS BETWEEN DIVISION AND SUB-ACCOUNTS,
       (iii) ARTICLE VII - WITHDRAWALS AND DISTRIBUTIONS, (iv) ARTICLE IX - PAYOUT ANNUITIES, and (v) ARTICLE X - LOANS.

                                      10
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                   ARTICLE IV - GUARANTEED INTEREST DIVISION

4.1 PARTICIPANT'S ACCOUNT BALANCE IN GUARANTEED INTEREST DIVISION: The dollar value of a Participant's Account balance in the Guaranteed Interest Division as of a date will be equal to the sum of:

       (a) Contributions allocated, on behalf of the Participant, to the Guaranteed Interest Division on or prior to that date, and

       (b) Amounts transferred, on behalf of the Participant, to the Guaranteed Interest Division from the Variable Investment Division on or prior to that date, less any;

       (c) Gross Withdrawal Amounts from the Guaranteed Interest Division, on behalf of the Participant, on or prior to that date; and

       (d) Amounts transferred, on behalf of the Participant, to the Variable Investment Division on or prior to that date; and

       (e) Applicable charges to the Participant's Account on or prior to that date; and

       (f) Annuity Conversion Amounts, on behalf of the Participant, on or prior to that date, plus any;

       (g) Interest credited to the Participant's Account balance in the Guaranteed Interest Division on or prior to that date.

4.2 INTEREST: UNUM will credit interest each day to the portion of the Participant's Account balance in the Guaranteed Interest Division, using the previous day's ending balance. The rate of interest credited each day, if compounded for three hundred sixty-five (365) days, yields the annual interest rate in effect for the day.

       UNUM will declare in advance a guaranteed interest rate which will be effective for all amounts in the Participant's Account balance in the Guaranteed Interest Division during the designated year. This rate will never be less than three percent (3%). However, this minimum rate will not be considered for purposes of Section 10.6 (EFFECT OF LOAN ON PARTICIPANT'S ACCOUNT) under this Contract.

       UNUM may also declare in advance separate interest rate guarantees which are in excess of the guaranteed interest rate for some or all of the Participant's Account balance in the Guaranteed Interest Division for specific period(s) during the designated year.

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                    ARTICLE V - VARIABLE INVESTMENT DIVISION

5.1    PARTICIPANT'S ACCOUNT BALANCE IN THE VARIABLE INVESTMENT DIVISION:
       The Participant's Account balance in the Variable Investment Division is equal to the sum of the dollar value of a Participant's Account balance in each Sub-Account as of the end of a Valuation Period which will be equal to the product of:

       (a) The Participant's number of Accumulation Units as of the end of that Valuation Period; times

       (b)  The Accumulation Unit Value as of the end of that Valuation Period.

5.2 ACCUMULATION UNITS: The number of Accumulation Units a Participant has in a Sub-Account as of the end of any Valuation Period is the number of Accumulation Units the Participant had in that Sub-Account as of the end of the preceding Valuation Period; plus

       (a) The number of Accumulation Units attributable to amounts deposited to or transferred to that Sub-Account during the current Valuation Period; minus

       (b) The number of Accumulation Units attributable to amounts transferred from, converted to an annuity, removed as a charge, paid as a death benefit, or withdrawn from that Sub-Account during the current Valuation Period.

5.3 ACCUMULATION UNIT VALUE: The Accumulation Unit Value for each Sub-Account was set initially at ten dollars ($10), except for the Index Account which was set at nine and nine hundred six one thousands ($9.9060) of a dollar. Subsequent Accumulation Unit Values are determined by multiplying;

       (a)  The Net Investment Factor for the current Valuation Period by;

       (b) The Accumulation Unit Value as of the end of the immediately preceding Valuation Period.

5.4 NET INVESTMENT FACTOR: The Net Investment Factor is used to measure the investment experience of a Sub-Account net of the Mortality and Expense Risk Charge as defined in Section 5.5. The Net Investment Factor for a Valuation Period is equal to (a) divided by (b) with the result multiplied by (c) and adjusted by the amount per share of any taxes which are incurred by UNUM because of the existence of the Sub-Account;

                                       12
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       where (a) is;

            the net asset value per share of the underlying mutual fund held by the Sub-Account as of the end of the Valuation Period, plus;

            the amount per share of any dividend or capital gain distribution from the underlying mutual fund held by the Sub-Account during the Valuation Period,

       where (b) is;

            the net asset value per share of the underlying mutual fund held by the Sub-Account as of the end of the immediately preceding Valuation Period,

       where (c) is;

            one (1.00) minus the Annual Mortality and Expense Risk Charge shown in Section 1.6 to the n/365th power where n equals the number of calendar days since the immediately preceding Valuation Date.

5.5 MORTALITY AND EXPENSE RISK CHARGE: This charge is imposed to compensate UNUM for its assumption of mortality and expense risks under this Contract. This charge is shown on an annualized basis in Section 1.6 and is deducted on a daily basis as described in Section 5.4. This charge may not be increased without the approval of a majority of all affected UNUM contractholders.

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           ARTICLE VI - TRANSFERS BETWEEN DIVISIONS AND SUB-ACCOUNTS

6.1 TRANSFERS DURING ACCUMULATION PERIOD: Subject to the limitations stated in Section 1.4, Participants may transfer all or part of their Account balance in any Division or Sub-Account to another Division or Sub-Account.

       You or the Participant may make a transfer request by notifying UNUM in writing in a form acceptable to UNUM or by telephone in accordance with procedures published by UNUM.

6.2 TRANSFERS DURING ANNUITY PERIOD: An Annuitant may not transfer any part of the Annuitant's Annuity Conversion Amount.

                                       14
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                  ARTICLE VII - WITHDRAWALS AND DISTRIBUTIONS

7.1 WITHDRAWALS DURING THE ACCUMULATION PERIOD: During the Accumulation Period, a Participant may withdraw from any or all Divisions, subject to the restrictions stated in Section 7.4, all or part of the Participant's Account balance in the Division or Sub-Accounts remaining after reductions for any applicable Annual Administration Charge (imposed on Total Withdrawals), Contingent Deferred Sales Charge (CDSC), premium taxes and outstanding loan, including the loan security thereon. Annuity Conversion Amounts are not considered withdrawals.

       All withdrawal requests must be submitted in a form acceptable to UNUM and must indicate the amount and the Division(s) from which the withdrawal is to be made.

       UNUM reserves the right to delay payment of Guaranteed Interest Division withdrawal amounts per Section 12.8.

7.2 TOTAL WITHDRAWALS: A Total Withdrawal of a Participant's Account will occur when a Participant who has no outstanding loans

       (a)  requests the liquidation of his entire Account balance, or

       (b) requests an amount such that the amount requested plus any CDSC as defined in Section 7.6 results in a remaining Participant's Account balance being less than the applicable Annual Administration Charge as defined in Section 1.5, in which case, the request is treated as if it were a request for liquidation of the Participant's entire Account balance.

       The Participant's Active Life Certificate must be surrendered to UNUM when a Total Withdrawal of a Participant's Account occurs.

       A Participant refund under the Free-look provisions of Section 12.17 is not considered a Total Withdrawal under this Article.

7.3 PARTIAL WITHDRAWALS: A Partial Withdrawal of a Participant's Account will occur when:

       (a)  A Participant who has an outstanding loan makes a withdrawal; or

       (b) A Participant who has no outstanding loans, requests an amount less than a total withdrawal.

                                       15
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7.4    WITHDRAWAL REQUIREMENTS FOR SECTION 403(b) PLANS:  Withdrawals are
       subject to the requirements set forth in Section 403(b) of the Code and regulations thereof.

       (a) Withdrawal Requests for Participants under Section 403(b) Plans Subject to Title I of ERISA: You must make withdrawal requests on behalf of Participants. All withdrawal requests will require Your written authorization and written documentation specifying the portion of the Participant's Account balance which is available for distribution to the Participant.

       (b) Withdrawal Requests for Participants under Section 403(b) Plans not Subject to Title I of ERISA: Any portion of the Participant's Account balance that has been recorded by UNUM as a salary reduction contribution made and/or earnings credited prior to January 1, 1989, (including transferred amounts recorded as such pursuant to Section 3.4), may be withdrawn for any reason. Any portion of the Participant's Account balance that has been recorded by UNUM as a salary reduction Contribution made and/or earnings credited after December 31, 1988, (including transferred amounts recorded as such pursuant to Section 3.4), are subject to the withdrawal restrictions stated in Section 403(b) of the Code. Participants must certify to UNUM (and provide supporting information, if requested), that an event permitting withdrawal has occurred and that UNUM may rely on such representation in granting the withdrawal request.

7.5 MINIMUM DISTRIBUTION REQUIREMENTS FOR SECTION 403(b) PLANS: Section 403(b)(10) of the Code and regulations thereunder require that distributions be made from this Contract in a manner which satisfies requirements similar to the requirements of Section 401(a)(9) including the incidental death benefit requirements of Section 401(a)(9)(G).

       (1)  Section 401(a)(9) requires that:

            (a) the Participant's Account be distributed not later than the required beginning date; or

            (b) the Participant's Account be distributed not later than the required beginning date, over the life of the Participant or over the lives of the Participant and a designated Beneficiary.

       (2) A Participant may choose to have the Participant's Account distributed in one of the following manners:

            (a)  As a lump sum payment;


            (b) As an annuity meeting the requirements of Section 401(a)(9) of the Code;

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            (c)  As an annual distribution where the amount distributed each calendar year is at least an amount equal to the quotient obtained by dividing: (a) the amount of the Participant's Account required to be distributed as of December 31 of the calendar year immediately preceding the calendar year for which the distribution is being made; by (b) the life expectancy of the Participant, or the life expectancy of the Participant and the Beneficiary; or

            (d)  A combination of the above.

       With respect to (c) and (d) above, the life expectancy of the Participant and a surviving spouse Beneficiary may be recalculated, but not more frequently than annually. A non-spouse Beneficiary's life expectancy may not be recalculated.

7.6 CONTINGENT DEFERRED SALES CHARGE (CDSC): The following schedule of CDSC shall apply to all Withdrawal Amounts.


       (a)  WHEN A WITHDRAWAL IS                            THE CDSC WILL
            REQUESTED AND ONE OR MORE OF                    EQUAL:
            THE FOLLOWING CONDITIONS IS MET:

            The Participant has died                              0%

            The Participant has incurred a disability for         0%
            which he is receiving Social Security
            payments

            The Participant has attained age fifty-nine           0%
            and one-half (59 1/2)

            The Participant has separated from service            0%
            with the Contractholder and is age fifty-five
            (55)

            The Participant has separated from service            0%
            with the Contractholder

            The Participant has demonstrated a financial          0%
            hardship need

            A Participant has requested a withdrawal              0%
            which will not exceed twenty percent (20%) of his Participant's Account Balance and no other withdrawal has been made in that calendar year

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       (b)  For all other amounts subject to a CDSC,
            the CDSC will equal                                   6%

       UNUM requires reasonable proof necessary to verify that the withdrawal meets the conditions described above in Section 7.6(a) and such proof must be submitted with the withdrawal request. If You or the Participant do not furnish the proof requested by UNUM, the CDSC stated in Section 7.6(b) shall apply.

       The CDSC on any withdrawal may be reduced or eliminated but only to the extent that UNUM anticipates that it will incur lower sales expenses or perform fewer sales services due to economies arising from (i) the size of the particular group, (ii) an existing relationship with the Contractholder, (iii) the utilization of mass enrollment procedures, or
       (iv) the performance of sales functions by the Contractholder or an employee organization which UNUM would otherwise be required to perform.

       In no event will the CDSC, when added to any CDSC previously imposed due to a Participant withdrawal, exceed eight and one-half percent (8.5%) of the cumulative Contributions to a Participant's Account.

7.7 SYSTEMATIC WITHDRAWAL OPTION: Any Participant who: (a) is at least age fifty-nine and one-half (59 1/2), or (b) is disabled and receiving Social Security disability benefits, or (c) is separated from service with the Contractholder may elect this option. A Participant must also have a vested Participant Account balance of at least ten thousand dollars $10,000) of pre-tax Contributions under this Contract at the date of the election.

       Amounts held for a spousal payee under a Qualified Domestic Relations Order (QDRO) shall be recognized as eligible for the Systematic Withdrawal Option. Any spousal payee who wishes to elect this distribution option must also meet the minimum ten thousand dollars ($10,000). Account balance requirement and either the age or disability requirement as discussed above.

       A Participant may elect to receive monthly, quarterly, semi-annual, or annual payments in a flat amount or payments on a monthly basis for an interest equivalency amount. An interest equivalency amount is an approximation of the interest earned between each payment period based upon the interest rate in effect at the beginning of each respective payment period. This amount will be determined by UNUM. (See Attachment I for illustration.) A Participant may change the frequency, payment type, or payment amount of his Systematic Withdrawal Option by submitting a request in writing on a form acceptable to UNUM. A Participant may make such a change only once during each calendar year.

       A Participant may at any time direct UNUM to cease payments under this option provided the request is made in writing. A Participant who chooses to stop receiving systematic withdrawals may not request that any systematic withdrawal payments begin again until the next calendar year.

       Systematic withdrawals shall be withdrawn from amounts allocated to the Guaranteed Interest Division of the Participant's Account balance. If the balance of the Guaranteed Interest Division is not sufficient to meet the payment amount requested, the Participant, in writing, may direct UNUM on a form acceptable to UNUM to transfer the appropriate amount to the Guaranteed Interest Division; otherwise, such payment will cease.

       UNUM will deduct the Systematic Withdrawal Set-Up Charge indicated in
       Section 1.10 from the Participant's Account balance each time a Systematic Withdrawal Option is established. The applicable CDSC, if any, will be assessed on each systematic withdrawal payment.

       Payments under this option shall stop upon the earliest of the following events.

       (a) On the date of the Participant's death. A Beneficiary who is a spouse may elect this option by requesting it in writing on a form acceptable to UNUM, unless election of this form of benefit would violate any other requirements of this contract. The spousal Beneficiary must meet the ten thousand dollar ($10,000) minimum Account balance requirement prior to electing the Systematic Withdrawal Option; or

       (b) When there is an insufficient Participant Account balance after deducting the applicable CDSC and Annual Administration Charge, if any, to pay the amount requested; or

       (c) The Participant fails to meet the requirements of the Systematic Withdrawal Option as outlined above in the first (1st) paragraph of this Section.

       If a disabled or terminated Participant, who is currently receiving a Systematic Withdrawal Option payment, returns to service with the Contractholder, the Contractholder or Participant must notify UNUM in writing within thirty (30) days from the date of return to service. UNUM reserves the right to discontinue the Systematic Withdrawal Option payment under these circumstances.

       If a Participant wishes to exercise this option under another UNUM Annuity Contract, such request shall be considered separate from this Contract and shall follow the Systematic Withdrawal Option rules under that Annuity Contract, if permitted.

       UNUM may, at its option, discontinue the Systematic Withdrawal Option under this Contract at any time provided You are given at least thirty
       (30) days advance written notice.

7.8 DIRECT ROLLOVER OPTION: Beginning January 1, 1993, a Participant or Beneficiary may elect this option for any distribution that qualifies as an Eligible Rollover Distribution as defined by Section 402(c) of the Internal Revenue Code and that meets all the following requirements:

       (1) The distribution must be paid directly to either a single Individual Retirement Account or to a single Tax Deferred Annuity. The check, wire, or other form of remittance shall be made payable to the trustee, custodian, or financial institution sponsoring the

            Individual Retirement Account or Tax Deferred Annuity. The form of remittance will not be an instrument that can be negotiated by the Participant.

       (2) The Participant must provide, in a form acceptable to UNUM, all information necessary to make the payment to an Individual Retirement Account or Tax Deferred Annuity.

       (3) The Participant or Beneficiary may not revoke a request for payment under this option for any payment after UNUM has received a written request for a direct rollover.

                         ARTICLE VIII - DEATH BENEFITS

8.1 DEATH BENEFIT DURING THE ACCUMULATION PERIOD: If death of the Participant occurs during the Accumulation Period, UNUM will pay the Beneficiary, if one is living, the greater of the following amounts:

       (a)  The Net Contributions, or

       (b) The Participant's Account balance less any outstanding loan (including principal and due and accrued interest).

       UNUM will calculate the Death Benefit as of the end of the Valuation Period during which it receives both satisfactory notification of the Participant's death, pursuant to Section 8.2, and the election of a form of benefit pursuant to Section 8.3. If no election is made pursuant to
       Section 8.3 within sixty (60) days following UNUM's receipt of satisfactory notice of death, the Death Benefit will be calculated as of the end of the Valuation Period during which that sixtieth (60th) day occurs.

       If UNUM makes a withdrawal payment pursuant to a Participant request prior to receiving notice that the Participant has died, but subsequent to the Participant's death, UNUM will deduct that payment from each of
       (a) and (b) above in calculating the Death Benefit.

8.2 NOTIFICATION OF DEATH: UNUM must be notified of a Participant's death no later than six (6) months from the Participant's date of death in order for the Beneficiary to receive the Death Benefit amount described in
       Section 8.1(a) above. Such notification must be in a form satisfactory to UNUM. Beneficiaries for whom notification of a Participant's death is received more than six (6) months after the Participant's date of death shall receive the Death Benefit amount described in Section 8.1(b) above.

8.3 PAYMENT OF DEATH BENEFIT: Within sixty (60) calendar days after UNUM receives satisfactory notification of the Participant's death, the Beneficiary must make an election to have the Death Benefit applied in one of the following ways:

       (a)  As a lump sum payment to the Beneficiary; or

       (b) Towards an annuity to be distributed in substantially equal installments over the life expectancy of the Beneficiary or a period certain not exceeding the life expectancy of the Beneficiary; or

       (c)  A combination of the above.

       A Beneficiary who does not make an election pursuant to this section within sixty (60) days after UNUM receives notification of the Participant's death will receive a lump sum payment calculated in accordance with Section 8.1(b) above.

       If the Beneficiary is someone other than the spouse of the deceased Participant, the Code provides that the Beneficiary may not elect an annuity which would commence later than December 31 of the calendar year following the calendar year of the Participant's death. If a non-spousal Beneficiary elects to receive payment in a single lump sum, such payment must be received no later than December 31 of the fourth (4th) calendar year following the calendar year of the Participant's death.

       If the Beneficiary is the surviving spouse of the deceased Participant, under the Code, distributions are not required to begin earlier than December 31 of the calendar year in which the Participant would have attained age seventy and one-half (70-1/2). If the surviving spouse dies before the date on which annuity distributions commence, then, for purposes of the Death Benefit, the surviving spouse shall be deemed to be the Participant.

       If there is no living named Beneficiary on file with UNUM at the time of a Participant's death, UNUM will pay the Death Benefit to the Participant's estate in a single lump sum upon receipt of satisfactory proof of the Participant's death, but not later than December 31 of the fourth (4th) calendar year following the calendar year of the Participant's death. Valuation of the Death Benefit shall occur as of the end of the Valuation Period during which due proof of the Participant's death is received by UNUM.

8.4 DEATH DURING THE ANNUITY PERIOD: If the Annuitant dies during the Annuity Period, the Beneficiary, if any, or the Annuitant's estate will receive the amount payable, if any, according to the in-force annuity options. Any remaining Participant's Account balance will be paid in accordance with the provisions of this Article.

                         ARTICLE IX - PAYOUT ANNUITIES

9.1 ELECTION OF PAYOUT ANNUITY OPTION: A Participant eligible to receive a distribution under the Code or a Beneficiary of a deceased Participant may notify UNUM in writing in a form acceptable to UNUM that the Participant or the Beneficiary is electing to convert all or part of the Participant's Account balance or Death Benefit to a Payout Annuity option available under this Contract. Upon being notified of such an election, UNUM shall calculate the amount to be converted to a Payout Annuity as either the Participant's Account balance, or a portion thereof, or the Death Benefit as of the initial Annuity Payment Calculation Date, as appropriate, less the charge for premium taxes, if any.

       If the Participant's Account balance or the Beneficiary's Death Benefit is less than two thousand dollars ($2,000) or if the amount of the first scheduled payment is less than twenty dollars ($20), UNUM may, at its option, cancel the Payout Annuity and pay the Participant or Beneficiary his entire Account balance or Death Benefit in a lump sum.

9.2 GUARANTEED ANNUITY: The payment amount is determined by dividing the Annuitant's Annuity Conversion Amount in the Guaranteed Interest Division as of the initial Annuity Payment Calculation Date by the applicable Annuity Conversion Factor as defined in Section 9.4.

9.3 VARIABLE ANNUITY: The initial payment amount of the Annuitant's Variable Annuity for each Sub-Account is determined by dividing his Annuity Conversion Amount in each Sub-Account as of the initial Annuity Payment Calculation Date by the applicable Annuity Conversion Factor as defined in Section 9.4.

       The amount of the Annuitant's subsequent Variable Annuity payment for each Sub-Account is determined by:

       (a) Dividing the Annuitant's initial Variable Annuity payment amount by the Annuity Unit Value for that Sub-Account selected for his interest rate option as described in Section 9.4 as of his initial Annuity Payment Calculation Date; and

       (b) Multiplying the resultant number of annuity units by the Annuity Unit Values for the Sub-Account selected for his interest rate option for his respective subsequent Annuity Payment Calculation Dates.

       The Annuity Unit Value for all Sub-Accounts for all interest rate options will initially be set at ten dollars ($10). Each subsequent Annuity Unit Value for a Sub-Account for an interest rate option is determined by:

            Dividing the Accumulation Unit Value for the Sub-Account as of the subsequent Annuity Payment Calculation Date (APCD) by the Accumulation Unit Value for the Sub-Account as of the immediately preceding APCD,

            Dividing the resultant factor by one (1.00) plus the interest rate option to the n/365 power where n is the number of days from the immediately preceding APCD to the subsequent APCD, and

            Multiplying this factor times the Annuity Unit Value as of the immediately preceding APCD.

9.4    BASIS OF ANNUITY CONVERSION FACTORS:

       (a) Guaranteed Annuities - The maximum Annuity Conversion Factors that may be used by UNUM under this Contract are based on the1983 Individual Annuity Mortality Table, set back four (4) years, and an interest rate of three percent (3.0%). From time to time, lower conversion factors may be used by UNUM. (Lowering the conversion factor will increase the amount of the annuity payment.)

       (b) Variable Annuities - The Annuity Conversion Factors which are used to determine the initial payments are based on the1983 Individual Annuity Mortality Table, set back four (4) years, and an interest rate in an integral percentage ranging from zero to six percent (0 to 6.00%) as selected by the Annuitant.

9.5 PAYOUT ANNUITY OPTIONS: The following Payout Annuity options are available:

       (a)  Life
       (b)  Life with payments guaranteed for ten (10), fifteen (15) or twenty
            (20) years
       (c)  Joint and Survivor
       (d)  Payments guaranteed for ten (10), fifteen (15) or twenty (20) years
       (e)  Other offered by UNUM.

       To the extent option (d) is elected for a Variable Annuity, the Annuitant may request at any time during the payment period that the present value of any remaining installments be paid in one lump sum. However, any lump sum so elected will be treated as a withdrawal during the Accumulation Period subject to the applicable CDSC stated in Section 7.6.

9.6 RETIRED LIFE CERTIFICATE: Once an annuity option is selected by a Participant, or the Beneficiary of a deceased Participant, UNUM will issue to the Annuitant an appropriate Certificate evidencing UNUM's obligations.

                               ARTICLE X - LOANS

10.1 GENERAL: During a Participant's Accumulation Period, the Participant, if permitted by the applicable Section 403(b) Plan, may apply for a loan under this Contract by completing a loan application available from UNUM. Loans are secured by the Participant's Account balance in the Guaranteed Interest Division.

10.2 RESTRICTIONS ON LOAN AMOUNT: The amount and terms of a loan are subject to the restrictions imposed under Section 72(p) of the Code, as it may be amended from time to time.

       Additionally, the initial amount of a Participant's loan may not exceed ninety percent (90%) of the Participant's Account balance in the Guaranteed Interest Division.

10.3 MINIMUM LOAN AMOUNT: The initial amount of a loan must be at least one thousand dollars ($1,000).

10.4 NUMBER OF LOANS OUTSTANDING: A Participant may have only one loan outstanding at any time and may not establish more than one loan in any six (6) month period. However, a Participant may renegotiate an outstanding loan balance once during the term of the loan.

10.5 LOAN INTEREST RATE: The initial interest rate on a loan will be the lesser of (a) the rate being credited in the Guaranteed Interest Division as of the date of the loan and (b) the Moody's Corporate Bond Yield Average, rounded to the nearest five basis points (0.05%) for the first month in the calendar quarter which precedes the date of the loan. The loan interest rate will remain fixed for the term of the loan, unless the initial interest rate on a hypothetical new loan to the Participant would be lower than the Participant's actual loan rate by more than fifty basis points (0.50%). In such case, the loan interest rate will be reduced to such lower rate as of the first day that such lower rate would hypothetically be effective.

10.6 EFFECT OF LOAN ON PARTICIPANT'S ACCOUNT: When a Participant takes a loan, UNUM will subdivide his Participant's Account balance in the Guaranteed Interest Division by establishing a loan reserve account in an amount initially equal to the initial loan amount. Funds held in the loan reserve account are held as security for the loan and will accrue interest at a rate which is three percent (3.0%) below the loan interest rate. To the extent that the loan interest rate is subsequently reduced, the rate credited to funds in the loan reserve account will also be reduced in order to maintain the three percent (3.0%) differential.

       As the Participant makes repayments to UNUM on the loan, an amount equal to the principal component of the repayment, plus the interest accrued in the loan reserve account, will be transferred from his loan reserve account back to his Participant's Account balance in the Guaranteed Interest Division.

       In addition, an amount equal to ten percent (10%) of the principal of the loan will be held as security to cover the interest and the CDSC, should the Participant fail to make the required quarterly payments of principal and interest. This amount will earn interest at the interest rate in effect in the Guaranteed Interest Division but will not be available for withdrawals. As the principal is reduced, the amount held as security will also be reduced.

10.7 DEFAULT IN LOAN REPAYMENT: If a Participant fails to make any quarterly principal and interest payment within thirty (30) days of the payment due date, his loan will be in default and UNUM will deduct from his loan reserve account and from his Participant's Account balance in the Guaranteed Interest Division the principal, due and accrued interest, and any CDSC thereon, as of the default date. UNUM will also recharacterize the principal and due and accrued interest as a withdrawal.

10.8   RESERVATION OF RIGHTS BY UNUM:  UNUM reserves the right to:

       (a) Delay making a loan for up to six (6) months from the date the loan application is received; or

       (b) With ninety (90) days written notice to You, amend any portion of the loan specifications with regard to applications for new loans; or

       (c) With ninety (90) days written notice to You, discontinue making new loans under this Contract.

10.9 LOAN SET-UP CHARGE: UNUM will charge a Participant the amount specified in Section 1.7 each time a loan is established. The amount will be withdrawn from the Participant's Account balance.

            ARTICLE XI - DISCONTINUANCE AND TERMINATION OF CONTRACT

11.1 CONTRACT DISCONTINUANCE BY CONTRACTHOLDER: You may discontinue this Contract by written notice to UNUM. This contract will be deemed discontinued on the later of the date You specify or the date the written notice is received by UNUM.

11.2 CONTRACT DISCONTINUANCE BY UNUM: UNUM may, at its option, discontinue this Contract in whole or in part if (a) You fail to meet the Minimum Contribution Amount specified in Section 1.1 or (b) a modification in this Contract is necessary in order to comply with Federal or State requirements, including the Employee Retirement Income Security Act of 1974, and You refuse to accept a substantially similar contract offered by UNUM that incorporates such modification. Discontinuance pursuant to this Section shall be effective as of a date specified by UNUM, provided You are given at least fifteen (15) days advance written notice in which to cure any remediable defaults. Discontinuance by UNUM supersedes any date established under Section 11.1.

11.3 EFFECT OF DISCONTINUANCE: As of the date this Contract is discontinued under either 11.1 or 11.2 above:

       (a)  No further Contributions will be accepted by UNUM.

       (b) Participants will be allowed to request withdrawals subject to the restrictions set forth in Section 403(b) of the Code and regulations thereof.

       (c) Participants will be allowed to request transfers from each Sub-Account of the Variable Investment Division to the Guaranteed Interest Division. Transfers from the Guaranteed Interest Division to the Variable Investment Division are not allowed. Transfers among the Sub-Accounts of the Variable Investment Division are not allowed.

       (d)  Participants will not be allowed to request loans.

       (e) UNUM will send written notice to each Participant's last known address stating that the Contract is discontinued and that the Participant's remaining Account balance may be distributed in either
            (i) a lump sum payment, (ii) a Payout Annuity conversion amount, or
            (iii) some combination of (i) and (ii).

            Such form of payment will be distributed at the earlier of:

            (1) the Participant's attainment of age fifty-nine and one-half (59 1/2), or

            (2)  the Participant's separation from service and age fifty-five
                 (55), or

            (3)  the Participant has died, or

            (4) the Participant has incurred a disability for which he is receiving Social Security payments, or

            (5) the date the Participant directs UNUM to transfer the entire value of the Participant's Account to another 403(b) funding vehicle.

            The Participant's remaining Account balance shall be the balance remaining after (i) the repayment of any, if applicable, outstanding loans including principal, due and accrued interest, and (ii) any applicable CDSC or Annual Administration Charge that applies to the Participant's Account.

11.4 Contract Termination: This Contract will terminate when there are no Participant Account balances under this Contract.

                        ARTICLE XII - GENERAL PROVISIONS

12.1 CONTRACT: This Contract, together with Your attached Application and any riders, constitutes the entire Contract between You and UNUM. UNUM is not a party to any Plan document, and is not responsible for the validity of any Plan or actions taken by You under that Plan. The terms of this Contract shall govern with respect to the rights and obligations of UNUM, notwithstanding any contrary provisions or conditions of any trust or plan.

       UNUM may rely on any action or information provided by You under the terms of this Contract and shall be relieved and discharged from any further liability to any party in acting at the direction and upon the authority of You. All statements made by You shall be deemed representations and not warranties.

       UNUM may deactivate this Contract by prohibiting new Contributions and/or new Participants after the date of deactivation. UNUM will give You not less than ninety (90) days notice of the date of deactivation.

12.2 CONTRACT AMENDMENTS: UNUM may amend this Contract at any time by amendment or replacement. Such amendments will not, without Your consent, adversely alter (a) the minimum interest rate set forth in Section 4.2,
       (b) the maximum annuity conversion factors under Section 9.4, or (c) the amount or terms of any annuity benefit already selected under Section 9.1 prior to the effective date of the change. No change in this Contract will adversely affect the rights of a Participant with respect to Contributions received or annuities purchased before the effective date of the change unless:

       (a) Such amendments are made in order to comply with rulings, regulations and laws applicable to the program provided by this Contract; or

       (b)  Your consent to the Amendment is obtained.

       UNUM will give You not less than ninety (90) days notice prior to the effective date of any change made in accordance with this Section.

12.3 CONTRACT INTERPRETATION: Whenever the context so requires, the plural includes the singular, the singular the plural and the masculine the feminine.

12.4 INFORMATION, REPORTS AND DETERMINATIONS: You shall furnish UNUM with such facts and information as UNUM may require for the administration of this Contract, including, upon request, the original or photocopy of any pertinent records You keep. All information that You furnish to UNUM pursuant to this Contract, including the information pertaining to Contributions described in Article III, shall be legible, accurate and satisfactory in form to UNUM. Such information shall be sent to a location designated by UNUM.

       You shall make any determination required under this Contract pursuant to the terms of the Contract or required under ERISA and shall report that determination in writing to UNUM.

       Such determination shall be conclusive for the purpose of this Contract. UNUM shall be fully protected in relying on the reports and other information furnished by You and need not inquire as to the accuracy or completeness of such reports and information.

12.5 MISSTATEMENTS: If UNUM provides a benefit under this Contract based upon misstated or omitted information, including but not limited to misstatement of age, UNUM will make adjustments to the benefit to reflect the correct information. UNUM is relieved and discharged from any liability and responsibility with respect to benefits provided in reliance upon information You furnish.

12.6 ASSIGNMENT: You may not assign this Contract without UNUM's prior written consent. A Participant or Beneficiary under this Contract may not, unless permitted by law, assign or encumber any payment due under this Contract.

12.7 MARKET EMERGENCIES: If transactions are to be made to or from the Variable Investment Division, UNUM may not suspend the right of redemption or delay payment for more than seven (7) calendar days after tender for redemption, except for (1) any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings);
       (2) any period when trading in the markets normally utilized is restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the Accumulation Unit Value is not reasonably practicable; or (3) for such other periods as the Securities and Exchange Commission by order may permit for the protection of the Participants.

12.8 DEFERRAL PERIODS: If a withdrawal is to be made from the Guaranteed Interest Division, UNUM may defer the payment for the period permitted by the law of the state in which this Contract was delivered but not more than six (6) months after a written election is received by UNUM. During the period of deferral, interest at the then current interest rate(s) will continue to be credited to a Participant's Account in the Guaranteed Interest Division.

12.9 DEDUCTIONS FOR PREMIUM TAXES: UNUM will deduct from Participant Account balances any premium tax levied as a result of the existence of Participant Accounts by any state or other governmental entity.

12.10 FACILITY OF PAYMENT: If any person is, in the judgment of UNUM, physically or mentally incapable of personally receiving and giving a valid receipt for any payment due him under this Contract, UNUM may, unless and until claim shall have been made by a duly appointed legal guardian or conservator of the person and property of such person, make such payment or any part thereof to such other person or institution which, in the judgment of UNUM, is then contributing toward or providing for the care and maintenance of such person. In no event will any such payment exceed the maximum allowed under the applicable law of the state in which this Contract is delivered. Such payment shall fully discharge UNUM of its obligations to the extent of the payment.

       UNUM will make any payment which has become due to a Participant or an Annuitant and has not been paid prior to his death, to the Participant's Beneficiary or Beneficiaries, his executors or administrators. If no Beneficiary or personal representative has been named, UNUM may make payment to any one or more of the surviving members of the following classes of relatives; spouse, children, grandchildren, brothers, sisters, and parents. Such payment shall fully discharge UNUM for all liability to the extent of the payment.

12.11 EVIDENCE OF SURVIVAL: When a benefit payment is contingent upon the survival of any person, evidence of such person's survival must be furnished to UNUM, either by such person's endorsement of the check drawn for such payment, or by other satisfactory means.

12.12 NON-WAIVER: The failure on UNUM's part to perform or insist upon the strict performance of any provision or condition of this Contract shall neither constitute a waiver of UNUM's rights to perform or require performance of such provision or condition, nor stop UNUM from exercising any other rights it may have in such provision, condition, or otherwise in this Contract or any Plan.

12.13 RECEIPT OF NOTICE: Whenever UNUM receives information establishing any right or conferring any benefit upon any Participant or Beneficiary, such receipt shall be deemed to take place on any Business Day that such information is received.

12.14 SEPARABILITY OF PROVISIONS: If any provision of this Contract is determined to be invalid, the remainder of the provisions shall remain in full force and effect.

12.15 THE SEPARATE ACCOUNT: The Separate Account is registered and operated as a Unit Investment Trust under the Investment Company Act of 1940. As such, the assets of each Sub-Account are invested in a registered management investment company (mutual fund).

       The Separate Account will be legally separated from UNUM's other accounts. The Separate Account's assets will, at the time during the year that adjustments in the reserves are made, have a value of at least equal to the reserves and other contract liabilities with respect to the Separate Account, and at all other times, will have a value approximately equal to, or in excess of, such reserves and liabilities. The portion of the assets having a value equal to, or approximately equal to, the reserves and contract liabilities will not be chargeable with liabilities arising out of any other business which UNUM may conduct.

       UNUM reserves the right, subject to compliance with applicable law, including approval by You or the Participants if required by law, (1) to create additional Sub-Accounts, (2) to combine or eliminate Sub-Accounts,
       (3) to transfer assets from one Sub-Account to another, (4) to transfer assets to the General Account and other separate accounts, (5) to cause the deregistration and subsequent re-registration of the Separate Account under the Investment Company Act of 1940, (6) to operate the Separate Account under a committee and to discharge such committee at any time, and (7) to eliminate any voting rights which You or Participants may have with respect to the Separate Account, (8) to amend the Contract to meet the requirements of the Investment Company Act of 1940 or other federal securities laws and regulations, (9) to operate the Separate Account in any form permitted by law, (10) to substitute shares of another fund for the shares held by a Sub-Account, and (11) to make any change required by the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, or the Securities Act of 1933, to the extent not provided in Section 12.2.

12.16 PAYMENT OF BENEFITS: UNUM shall make payment of benefits under this Contract directly to a Participant or Beneficiary at the last known address on file with UNUM.

12.17 FREE-LOOK PERIOD: A Participant will receive an Active Life Certificate upon UNUM's receipt of a duly completed participation enrollment form. If the Participant chooses not to participate under this Contract, he may exercise his Free-look right by sending a written notice to UNUM that he does not wish to participate under this Contract within ten (10) days after the date the Certificate is received by the Participant. For purposes of determining the date on which the Participant has sent written notice, the postmark date will be used.

       If a Participant exercises his Free-look right in accordance with the foregoing procedure, UNUM will refund in full the Participant's aggregate Contributions less aggregate withdrawals, or if greater, with respect to Contributions to the Variable Investment Division, the Participant's Account balance in the Variable Investment Division on the date the canceled Certificate is received by UNUM.

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                          SYSTEMATIC WITHDRAWAL OPTION


                                  ATTACHMENT I
                                  ------------



The formula for the interest equivalency amount (IEA) is:

                                 /29.5/366/
       IEA = ACCT. BAL x ((1 + I )        - 1)

WHERE:

       IEA          is the Interest Equivalency Amount.

       ACCT. BAL.   is the Participant's Account balance at the later of: the
                    beginning of the contract year and the most recent date on which the credited interest rate changed.

       I is the interest rate currently being credited to the contract


EXAMPLE: The Account balance at the beginning of the year is one hundred thousand dollars ($100,000) and the interest rate credited to the contract is six percent (6.00%). The Interest Equivalency Amount for each month of the current year is:

                             /29.5/366/
       IEA = $100,000 x (1.06        -1)

           =  $470.76


Attachment I